QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.43

VITAL LIVING, INC.
5080 North 40th Street, #105
Phoenix, Arizona 85018-2158

February 24, 2004

Mr. Bradley Edson
6021 E. Lafayette Blvd.
Scottsdale, Arizona 85251

Dear Mr. Edson:

        This will confirm that, in connection with the resignation of your employment from Vital Living, Inc. (the "Company"), you and the Company agree to the following terms and conditions:

  1.
  Effective January 12, 2004, you have resigned as an employee, officer and director of the Company and all its subsidiaries.

  2.
  The Company shall pay you, as severance, the following amounts, provided this agreement has not been revoked by you pursuant to the last paragraph hereof:

  (a)
  $119,034 on the eighth day after signing this agreement (such amount including $5,034 for the first six months of car allowance pursuant to Paragraph 4(b) below);

  (b)
  $19,000 on the first day of each of July, August and September 2004;

  (c)
  $21,000 on the first day of each of October, November and December 2004; and

  (d)
  on the eleventh day following the execution of this agreement, the Company shall issue you $600,000 in shares of its common stock valued at $1.00 per share (or 600,000 shares).

  3.
  You acknowledge that (i) you are acquiring the shares described in 2(d) above for investment, and not with a view towards the distribution thereof, (ii) that the shares have not been registered under the Securities Act of 1933, as amended ("Act"), or any state securities laws and that the Company, except as provided pursuant to Paragraph 8 below, is under no obligation to register the shares for sale under the Act or otherwise facilitate the sale or transfer of such shares, (iii) that you have received and reviewed copies of the Company's reports and documents that it has filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and all reports issued by the Company to its stockholders within the last 24 months and (iv) in your position with the Company, you have had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the issuance of the shares hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (iii) above.

  4.
  The Company shall continue to pay, consistent with the Company's practice while you were employed by the Company:

  (a)
  your medical benefits, until the earlier of (i) July 31, 2005, and (ii) the date you become eligible to be covered under another program by reason of employment or consultancy elsewhere; and

  (b)
  your car allowance of $839.00 per month payable in a lump sum of $5,034 for the first six months as set forth in Paragraph 2(a) above and then monthly beginning July 2004 through December 2004.

  5.
  The Company shall use commercially reasonable efforts to allow you to maintain the $1,000,000 life insurance policy currently payable to your designee and to reassign the $1,000,000 "key man" policy to your designee, but all costs thereof shall be borne by you.

  6.
  Effective January 12, 2004, your employment agreement with the Company, dated October 1, 2001, as amended ("Employment Agreement"), is terminated, except for the provisions of paragraphs 10 and 11 thereof and the first sentence of paragraph 4 thereof, all of which shall survive termination of the Employment Agreement. You agree that, as used in the first sentence of paragraph 4 of the Employment Agreement, the term "employment term" means the through August 24, 2005.

  7.
  The terms and provisions of the Indemnification Agreement between you and the Company, dated December 3, 2003 ("Indemnification Agreement"), shall remain in full force and effect and shall survive termination of your employment with the Company.

  8.
  You are aware that the Company recently filed a registration statement ("Registration Statement"). The Company anticipates having the registration statement declared effective sometime in the second quarter of 2004. The Company shall include (i) the 1,300,000 shares of common stock issued to you in August 2003 and (ii) all shares that may be issued to you pursuant to Paragraph 2(d) above on the Registration Statement before it is declared effective.

  9.
  You understand and agree that all payments owed to you under this agreement are subordinate in right of payment to the promissory notes issued in the Company's December 2003 private placement financing.

Complete Release

        In consideration of the Company's obligations stated above, you hereby forever release the Company, any of its affiliated companies, past and present parents, subsidiaries, divisions and present and former employees, officers, directors, successors and assigns from all claims you may now have based on your employment with the Company or the separation of that employment, to the maximum extent permitted by law. This includes a release, to the maximum extent permitted by law, of any rights or claims you may have under: (1) the Age Discrimination Employment Act, which generally prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which generally prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which generally prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act, which generally prohibits discrimination on the basis of disability; the Employee Retirement Income Security Act of 1974, which governs the provision of pension and welfare benefits; and all other federal, state or local laws prohibiting employment discrimination, or (2) Section 806 of 18 U.S.C. § 1514A, which generally provides certain protection for employees of publicly traded companies and all other federal, state or local laws providing similar protection. This also includes a release by you of any claims for wrongful discharge, any compensation claims, any claim for vacation pay for 2003, 2004 or any years prior or any other claims under any statute, rule, regulation, or under the common law. This release covers both claims that you know about and those you may not know about.

        You further promise never to file or voluntarily participate or voluntarily assist in any lawsuit, arbitration or other legal action asserting any claims that are released under this agreement, provided, however, that nothing herein shall restrict your ability to respond to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process. If you break your promise and file a lawsuit or arbitration based on legal claims that you have released and the Company prevails, you will pay for all costs incurred by the Company, including reasonable attorneys' fees, in defending against your claim.

        In consideration of your providing the Company with a release as referenced above, the Company hereby forever releases you, your heirs, successors and assigns, from any and all claims it may now have based upon your employment with the Company or the separation or termination of that employment to the maximum extent permitted by law through the date of execution and delivery of this agreement.

        The Company further promises and covenants not to voluntarily participate or assist in any lawsuit, arbitration or other legal action asserting any claims that are released under this agreement, provided, however, that nothing herein shall restrict the Company's ability to provide complete information concerning your employment when required to do so under applicable law, rule or regulatory requirements. If the Company breaks its promise and files a lawsuit or arbitration based upon legal claims that it has released and you prevail, the Company agrees that it will pay for all costs incurred by you, including reasonable attorneys' fees, in defending against the Company's claim.

        Nothing contained herein shall prevent you or the Company from bringing an action against the other for breach of this agreement or the Indemnification Agreement, which claims are specifically not being released.

        You further acknowledge that you do not have any accrued, but unused vacation as of February 1, 2004 for which you are entitled to payment.

Return of Materials

        At the Company's request, you will promptly deliver to the Company all memoranda, notes, records, reports, customer lists, manuals, drawings and other documents (and all copies thereof) relating to the business of the Company and its subsidiaries and affiliates and all property associated therewith, which you may now possess or have under your control.

Disparaging Remarks

        You agree to avoid making any disparaging remarks now, and at any time in the future, which could be detrimental to the Company or to individual directors or employees of the Company, provided, however, that nothing herein shall restrict your ability to respond to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process.

        The Company (for itself and its directors and officers) agrees to avoid making disparaging remarks about you now, and at any time in the future, which could be detrimental in any way to you provided, however, that nothing herein shall restrict the Company's ability to provide complete information concerning your employment when required to do so under applicable law, rule or regulatory requirements.

Future Cooperation

        You agree to reasonably cooperate with the Company, its financial and legal advisors and/or government officials in connection with any business matters in which you were involved or any claims investigations, administrative proceedings or lawsuits which relate to your employment with the Company. Any request for your cooperation will be upon reasonable advance notice and in writing. All cooperation from you will be at mutually convenient times an locations.

Right to Recover Payments; Arbitration

        If you violate your obligations under this agreement, and fail to cure such violation(s) within five business days following receipt of notice from the Company specifically setting forth the obligation(s) violated, the paragraph violated and your actions and/or inactions constituting the violation(s), the Company's obligations shall cease and the Company shall be entitled to recover from you all amounts paid pursuant to this agreement. Any controversy arising out of or relating to this agreement shall be submitted to arbitration in Arizona pursuant to the constitution and rules of the American Arbitration Association. The losing party shall pay all costs and expenses, including reasonable legal fees, incurred by the prevailing party in any such arbitration.

Consultation with Attorney

        You have been advised to consult with an attorney concerning this agreement and acknowledge that you have had ample opportunity to do so before signing.

Entire Agreement

        This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cannot be altered except in writing signed by both parties. The terms of this agreement and the Indemnification Agreement supersede any other oral or written arrangement between you and the Company with respect to your employment or the separation of your employment by the Company. Both parties acknowledge that no representations were made to induce execution of this agreement which are not expressly contained in this agreement.

Successorship; Controlling Law

        This agreement will be binding on the Company and its successors and assigns and will also be binding on you, your heirs, administrators, executors and assigns. This agreement will be construed under the law of the State of Arizona, without regard to conflict of law principles.

Period for Review and Consideration of Agreement

        You have been given a period of twenty-one (21) days from the date of this letter to review and consider this agreement before signing it. You may use as much of this twenty-one (21) day period as you wish prior to signing. If you have not signed and returned this agreement to Stuart Benson, Vital Living, Inc., 5080 North 40th Street, #105, Phoenix, Arizona 85018-2158, by the date which is twenty-one (21) days after the date of this letter, you will not be eligible to receive the payments and benefits described in this agreement.

Employee's Rights to Revoke Agreement

        You may revoke this agreement within seven (7) days of your signing it. Revocation can be made by delivering a written notice of revocation to Stuart Benson, at the address noted above. If you revoke this agreement, it will not be effective or enforceable and you will not receive the payments described in this agreement.

Very truly yours,
VITAL LIVING, INC.
/s/ STUART BENSON
	By:	Stuart Benson President and Chief Executive Officer
AGREED AND ACCEPTED:
/s/ BRADLEY EDSON BRADLEY EDSON
Date: February 24, 2004

QuickLinks

VITAL LIVING, INC. 5080 North 40th Street, #105 Phoenix, Arizona 85018-2158